Exhibit 5

May 8, 2013	ATTORNEYS AT LAW 777 East Wisconsin Avenue Milwaukee, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX foley.com CLIENT/MATTER NUMBER 082961-0108

Hennessy Advisors, Inc.

7250 Redwood Blvd., Suite 200

Novato, California 94945

Ladies and Gentlemen:

We have acted as counsel for Hennessy Advisors, Inc., a California corporation (the “Company”), in conjunction with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to (i) 2,942,086 shares of the Company’s common stock, no par value per share (the “Common Stock”) that may be issued pursuant to the Hennessy Advisors, Inc. 2013 Omnibus Incentive Plan (the “Plan”) and (ii) an indeterminate number of additional shares of Common Stock that may be offered or sold pursuant to the Plan as a result of anti-dilution provisions contained in the Plan (collectively, all such shares of Common Stock, the “Registered Shares”).

In connection with our representation, we have examined: (i) the Plan and related documents; (ii) the Registration Statement, including the exhibits (including those incorporated by reference) constituting a part of the Registration Statement; (iii) the Amended and Restated Articles of Incorporation and the Second Amended and Restated Bylaws of the Company; (iv) the resolutions of the Company’s Board of Directors relating to the Plan and the issuance of Common Stock thereunder; and (v) such other corporate proceedings, documents and records as we have deemed necessary or appropriate to enable us to render this opinion. In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon and subject to the foregoing, and assuming that (a) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and comply with all applicable laws; (b) the Registration Statement will be effective and will comply with all applicable laws at the time the Registered Shares are offered or issued as contemplated by the Registration Statement; and (c) all Registered Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement, we are of the opinion that the Registered Shares, if and when issued by the Company pursuant to the terms and conditions of the Plan and as contemplated by the Registration Statement, will be legally issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP

Foley & Lardner LLP

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